UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ⌧
Filed by a party other than the Registrant ◻

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◻ Preliminary Proxy Statement
◻ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧ Definitive Proxy Statement
◻ Definitive Additional Materials
◻ Soliciting Material Under § 240.14a-12

GRANITE FALLS ENERGY, LLC
(Name of Registrant as Specified In Its Charter)

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GRANITE FALLS ENERGY, LLC

15045 Highway 23 S.E.

Granite Falls, MN 56241-0216

NOTICE OF 2021 ANNUAL MEETING OF MEMBERS

To Be Held On: Thursday, March 25, 2021

To our members:

The 2021 annual meeting of members (the “2021 annual meeting”) of Granite Falls Energy, LLC (the “Company”), will be held at 9:00 a.m. Thursday, March 25, 2021 remotely via Zoom teleconferencing.

The purposes of the meeting are to:

●	Elect three governors to serve on the Company’s board of governors until the 2024 annual meeting of members or until their successors are elected and qualified; and

●	Transact such other business as may properly come before the 2021 annual meeting or any adjournments thereof.

All members are cordially invited to attend the 2021 annual meeting. Only members listed on the Company’s records at the close of business on February 28, 2021 are entitled to vote at the 2021 annual meeting and any adjournments thereof.

We recommend members attend the meeting via Zoom teleconferencing and vote by proxy. A very limited number of members may be able to intend the meeting in person at our office, 15045 Highway 23 S.E. Granite Falls, MN. However, due to Covid-19 restrictions, the meeting room will have limited capacity. If you come to the meeting in person, we will accept your proxy and count your votes, but you may be unable to enter the meeting room or participate in the meeting due to capacity restrictions. Accordingly, we encourage members to participate via Zoom.

Zoom Teleconference Instructions

Members must register to attend the meeting via Zoom. To register, log on to our website, http://www.granitefallsenergy.com/, click on the tab "Annual Meeting" for registration instructions, or log on the following webpage: https://zoom.us/webinar/register/WN_dZOUPXRgQGm5gjUVuvZwYQ. You may also register by calling our office at (320) 564-3100 prior to 5:00 p.m. March 23. Once registered, you will be provided instructions for participating in the meeting by computer or phone.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few units, and whether or not you expect to be present, the board of governors requests that you promptly sign, date and return the enclosed proxy card in the postage-paid envelope that is provided or by fax to (320) 235-5962. Voting by proxy will not affect your right to subsequently change your vote or to attend the regular meeting.

For your proxy card to be counted in advance of the meeting, it must be received by the inspector of elections, Christianson PLLP, 302 SW 5th Street, Willmar, MN 56201, no later than 5:00 p.m. on Wednesday, March 24, 2021.

By order of the board of governors,

/s/ Paul Enstad

PAUL ENSTAD,

Chairman

Granite Falls, Minnesota

February 26, 2021

Granite Falls Energy, LLC

15045 Highway 23 S.E.

Granite Falls, MN 56241-0216

PROXY STATEMENT

for the

2021 Annual Meeting of Members

To be held Thursday, March 25, 2021

This proxy statement is furnished in connection with the solicitation by the board of governors (the “Board”) of Granite Falls Energy, LLC (the “Company”, “we”, “us”, “our”) of proxies to be voted at the 2021 annual meeting of members of the Company to be held on Thursday, March 25, 2021 (the “2021 annual meeting”), and at any adjournment thereof.  The 2021 annual meeting will be held via Zoom teleconferencing, which will allow members to participate in the meeting via computer or telephone. Additionally, a limited number of members will be able attend in-person at our office at 15045 Hwy 23 SE, Granite Falls, MN 56241. Registration for the meeting will begin at 8:00 a.m. The 2021 annual meeting will commence at approximately 9:00 a.m.

This solicitation is being made by mail, however, the Company may also use its officers, governors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter.  A copy of our annual report on Form 10-K for the fiscal year ended October 31, 2020, which includes our audited consolidated financial statements for fiscal year 2020 (the “annual report”), accompanies this proxy statement. Distribution of this proxy statement, the proxy card and our annual report is scheduled to begin on or about March 2, 2021.

We have organized this proxy statement into three sections in order to set forth our information in a straightforward and understandable way.  You should read all three sections.

●	Questions and Answers: This section provides answers to frequently asked questions regarding the purpose of the 2021 annual meeting and meeting procedures.

●	Proxy Proposals: This section provides information and detailed explanation of the proposals to be voted on at the 2021 annual meeting. There is one proposal being presented for your consideration at the 2021 annual meeting: elect three governors from the four nominees listed below to serve on the Company’s board of governors. The three elected governors will serve until the 2024 annual meeting of members and until their successors are elected; and

●	Required Information: This section provides information that is required by law to be included in the Company’s proxy statement, which has not been included in Sections I and II.

SECTION I - QUESTIONS AND ANSWERS ABOUT THE

2021 ANNUAL MEETING AND VOTING

Q:	What is a proxy?

A:

It is your legal designation of another person to vote the units you own. That other person is called a proxy.  If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our governors as proxies for the 2021 annual meeting. These governors are Dean Buesing and Keaton Johnson.

Q:	What is a proxy statement?

A:

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote by mail or by fax by signing and returning a proxy card designating Dean Buesing and Keaton Johnson as proxies to vote on your behalf.

Q:	Why did I receive this proxy statement?

A:	The Board is soliciting your proxy to vote at the 2021 annual meeting because you were a member of the Company as of the close of business on the record date.

Q:	Who can attend the 2021 annual meeting?

A:	All members of the Company may attend the 2021 annual meeting.

Q:	How do I attend the meeting via Zoom teleconferencing?

A:

You may use your phone or computer to attend the meeting via Zoom teleconference. Members must register to attend the meeting via Zoom. To register, log on to our website, http://www.granitefallsenergy.com/  and click on the tab “Annual Meeting” for registration instructions. Alternatively, you may access the registration process directly by visiting the following webpage: https://zoom.us/webinar/register/WN_dZOUPXRgQGm5gjUVuvZwYQ. You may also register by calling our office at (320) 564-3100. The deadline to register by calling our office is 5:00 p.m. Wednesday, March 24. You may register online via the methods listed above until the meeting begins. Once registered, you will be provided instructions for participating in the meeting by computer or phone.

Q:	What is the record date for the 2021 annual meeting and what does it mean?

A:

The record date for the 2021 annual meeting is February 28, 2021. The record date is established by the Board as required by the Company’s operating agreement and the Minnesota Revised Uniform Limited Liability Company Act set forth in Chapter 322C of the Minnesota Statutes. Owners of record of units at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the 2021 annual meeting.

Q:	How do I vote?

A:

Membership units can be voted only if the holder of record is present at the 2021 annual meeting either in person or by proxy.  We recommend members vote by proxy, as capacity of the meeting room will be limited to Covid-19 restrictions on indoor gatherings. You may vote using either of the following methods:

●	Proxy card. The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the 2021 annual meeting. The membership units represented by each properly executed proxy card will be voted at the 2021 annual meeting in accordance with the member’s directions. The Company urges you to specify your choices by marking the appropriate boxes on your enclosed proxy card. After you have marked your choices, please sign and date the enclosed proxy card and return it:

◾	By mail in the enclosed envelope to Christianson PLLP, Attention: Christina Boike, at 302 SW 5th Street, Willmar, MN 56201.

◾	By fax to Christianson PLLP, Attention: Christina Boike, at (320) 235-5962.

If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR the incumbent governor nominees.

●	In person at the 2021 annual meeting. Members may vote by attending the meeting in person. The meeting room will have limited capacity due to Covid-19 restrictions and members who appear in-person may not be allowed to enter the meeting room due to these restrictions. A Company representative will be stationed outside the meeting room to collect proxy cards. Additionally, blank proxy cards will be available outside the meeting room for members who arrive to vote in person. Accordingly, if you come to the meeting to vote in person, your proxy will be collected and your vote will be counted whether or not there is capacity for you to enter the meeting room. Members may vote in person at the meeting at our office, 15045 Hwy 23 SE, Granite Falls, MN 56241 between 9:00 a.m. and 12:00 p.m. Thursday, March 25.

Q:	Can I vote via Zoom?

A:

No. Members cannot vote via Zoom. While members can participate in the meeting via Zoom teleconferencing, they cannot vote using Zoom. The only methods to vote are by submitting a proxy prior to the meeting or by attending the meeting in person, as described above. Because the capacity of the meeting room will be limited due to Covid-19 restrictions, we encourage members to vote by proxy and attend the meeting via Zoom.

Q:	How many votes do I have?

A:	Members are entitled to one vote for each membership unit owned by such member as of the close of business on the record date on any matter which may properly come before the meeting.

Q:	What am I voting on?

A:

Members will vote on one proposal at the 2021 annual meeting: the election of three governors. The following persons have been nominated by the nominating committee to fill the three open seats on the board of governors: Paul Enstad, David Forkrud, Marten Goulet, Rodney Wilkison. Detailed information about each nominee is provided below at “SECTION II - PROPOSAL TO BE VOTED ON, Election Of Governors.” The Board has determined that each of the nominees is qualified to serve as a governor. Unless you give other instructions, the persons named as proxies will vote in accordance with the recommendations of the Board.

As of the mailing date of this proxy statement, the Board is not aware of any matters, other than those set forth above, that may be presented for action at the 2021 annual meeting. If other matters are properly presented, including voting to adjourn or postpone the annual meeting to solicit additional proxies with respect to any proposal or for any other reason, the persons named as proxies will vote in accordance with the member’s directions.

Q:	What are the voting requirements for the proposals?

A:

In the election of governors, the three nominees receiving the greatest number of votes will be elected as governors, regardless of whether an individual nominee receives a majority of the votes cast. Members do not have cumulative voting rights.

Q:	What is the effect of an abstention?

A:

Abstentions (voting “WITHHOLD/ABSTAIN”) will be counted when determining whether a quorum is present. Abstentions for governor elections will not be counted either for or against any nominee because governors are elected by plurality vote, meaning that the person receiving the most votes will be elected.

Q:	What can I do if I change my mind after I submit my proxy?

A:	You may revoke your proxy by:

●	Voting in person at the 2021 annual meeting; or

●	Giving written notice of revocation that is received by Christianson PLLP by 12:00 p.m. on Wednesday, March 25, 2021.

●	Giving written notice of the revocation to the Company’s CFO, Stacie Schuler, at the commencement of the 2021 annual meeting.

As stated above, members may revoke their proxy by voting in person at the meeting. The meeting room will have limited capacity due to Covid-19 restrictions and members who appear in-person may not be able to enter the meeting room due to these restrictions. A Company representative will be stationed outside the meeting room to collect proxy cards. Additionally, blank proxy cards, which members may use to change their vote, will be made available outside the meeting room. Members may change revoke their proxy by voting in person at the meeting at our office, 15045 Hwy 23 SE, Granite Falls, MN 56241 between 9: 00 a.m. and 12:00 p.m. Thursday, March 25.

Simply attending the 2021 annual meeting will not revoke your proxy; you must revoke your proxy one of the ways described above. If you would like to change your vote, you may do so by revoking your proxy and then voting in person or by proxy as described in the immediately preceding question.

Q:	What happens if I mark too few or too many boxes on the proxy card?

A:	If you mark too few or too many boxes on the proxy card for each proposal, your vote will be counted as follows:

◾	If you do not mark any choices on the proxy card, then the proxies will vote your units FOR all incumbent governor nominees (Messrs. Enstad, Goulet, and Wilkison).

◾	You may wish to vote FOR only one or two of the governor nominees. In this case, your vote will only be counted FOR the governor candidates you have selected.

◾	If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD/ABSTAIN for a candidate, your votes will not be counted with respect to the governor candidate for which you marked contradicting choices.

If any other matters are properly presented to the 2021 annual meeting for action, including voting to adjourn or postpone the annual meeting to solicit additional proxies with respect to any proposal or for any other reason, the proxy will vote the proxy cards in accordance with members’ directions therein.  As provided on the proxy card, a member may grant discretionary authority to the proxies to vote on such matters in accordance with their best judgment.

Q:	How will a quorum be established at the 2021 annual meeting?

A:

To transact any business at the 2021 annual meeting, we must have a quorum of members present at the meeting.  The presence of members holding 40% of the total outstanding membership units constitutes a quorum. As of the record date, we had 30,606 membership units issued and outstanding. Accordingly, we need 12,242 membership units represented at the meeting to constitute a quorum. If you submit a properly executed proxy, then you will be considered part of the quorum even if you are not physically present at the meeting.

Q:	Do I have dissenters’ rights to any matter acted upon during the 2021 annual meeting?

A:	No. Neither the Company’s operating agreement nor the Minnesota Revised Uniform Limited Liability Company Act provides members with dissenters’ rights.

Q:	Who will count the vote?

A:	The Company has hired the accounting firm of Christianson PLLP to count the ballots.

Q:	How do I nominate a candidate for election as a governor or make a proposal for next year’s annual meeting?

A:	This question is answered in the section of this proxy statement entitled “SECTION III - REQUIRED INFORMATION; Member Proposals for the 2022 Annual Meeting.”
Q:	Who is paying for this proxy solicitation?

A:

The entire cost of this proxy solicitation will be borne by the Company.  The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

Q:	How can I find out results of the voting at the 2021 annual meeting?

A:

Preliminary voting results will be announced at the 2021 annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the 2021 annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve future events, our future performance and our expected future operations and actions.  In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions.  These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those described in this proxy statement and our other Securities and Exchange Commission filings.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this proxy statement.  We are not under any duty to update the forward-looking statements contained in this proxy statement.  We cannot guarantee future results, levels of activity, performance or achievements.  We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement.  You should read this proxy statement and the documents that we reference in this proxy statement, completely and with the understanding that our actual future results may be materially different from what we currently expect.  We qualify all of our forward-looking statements by these cautionary statements.

SECTION II - PROPOSAL TO BE VOTED UPON

ELECTION OF THREE GOVERNORS

Our Board consists of nine elected governors.  Additional information regarding our Board and our continuing governors is set forth below under the section entitled “SECTION III - REQUIRED INFORMATION, Board of Governors and Company Governance.”

Under our current Operating Agreement, the governors’ terms (other than the alternate governors) are staggered such that three governors are up for election every year.  Our governor nominees are nominated by our Board, following consideration by our Board’s nominating committee, and then elected by our members.

The Board has nominated Paul Enstad, David Forkrud, Marten Goulet, and Rodney Wilkison as nominees for election as governors at the 2021 annual meeting, based upon the recommendation of the Board’s nominating committee. Each of Messrs. Enstad, Goulet, and Wilkison are incumbent governors. Mr. Forkrud has not served before on our board of governors. Each of the nominees was recommended by members of the Company to the nominating committee. All nominees have indicated their willingness to serve as governors if elected. The nominating committee and the Board has determined that each of the nominees is qualified to serve as a governor.

Nominees Forkrud, Goulet, and Wilkison meet the “independent director” standards applicable to companies listed on the NASDAQ Capital Market (though our units are not listed on any exchange or quotation system).  Nominee Enstad is not “independent” because he sold a significant amount of grain to us in fiscal year 2020, as discussed below under the section titled “SECTION III - REQUIRED INFORMATION; Certain Relationships and Related Transactions.”

Except for Messrs. Enstad, Goulet, Wilkison, none of the governor nominees serve as a director of any other company having a class of securities registered under Section 12 of the Exchange Act, or subject to Section 15(d) of the Exchange Act, nor do any of the governor nominees serve as a director of an investment company registered under the Investment Company Act of 1940, as amended. Messrs. Enstad, Goulet, and Wilkison each serve as one of the Company’s appointed governors to the board of governors of Heron Lake BioEnergy, LLC (“HLBE”), our majority-owned subsidiary and a publicly reporting company.

We know of no arrangements or understandings between a governor or nominee and any other person pursuant to which he or she has been selected as a governor or nominee. There are no direct family relationships that exist between any of the nominees, our governors, officers, or key employees of the Company.

Information Regarding Nominees

The following table contains certain information with respect to the nominees for election to the Board at the 2021 annual meeting:

Name	Age	Year First Became a Governor (if applicable)	Term Expires (if applicable)
Paul Enstad	61	2000	2021
David Forkrud	69	N/A	N/A
Marten Goulet	41	2012	2021
Rodney Wilkison	66	2006	2021

Each of Messrs. Enstad, Goulet, and Wilkison are incumbent governors.

Set forth below is certain information with respect to the nominees for governor, including the business experience and the experiences, qualifications, attributes or skills, our Board believes qualifies these individuals to serve as governors. Biographical information for non-nominee governors whose terms continue beyond the 2021 annual meeting may be found below at “SECTION III - REQUIRED INFORMATION, Board of Governors and Company Governance, Biographical Information for Governors Continuing in Office.”

Paul Enstad - Incumbent Nominee.  Mr. Enstad has served on the Board since its inception in 2000. Mr. Enstad has been farming corn and soybeans near Granite Falls, Minnesota since 1978. He served on the board of directors of Farmers

Cooperative Elevator Company, a member of the Company, from 1996 to 2011. Mr. Enstad also serves as one of the Company’s appointed governors to the board of governors of HLBE, as well as the chairman of HLBE. From September 2013 through March 2018 Mr. Enstad served as one of HLBE’s four appointed managers to the board of managers of Agrinatural Gas, LLC, a majority owned subsidiary of HLBE (“Agrinatural”), representing HLBE’s investment interest in Agrinatural. Mr. Enstad was selected as a nominee based on his deep knowledge about the Company and its industry, his valuable leadership to the Company and the Board, and his business experience.

David Forkrud - Nominee. Mr. Forkrud has managed farmer-owned cooperatives for 42 years, recently retiring in 2016. Mr. Forkrud continues to work part-time for Farmer’s Co-op Oil Co. of Echo selling grain handling equipment. He was elected County Commissioner in the fall of 2016 for Redwood County. Mr. Forkrud was and is a promoter of ethanol. Mr. Forkrud was selected as a nominee based on his business knowledge and experiences, in addition to his knowledge of the industry.

Rodney Wilkison - Incumbent Nominee.  Mr. Wilkison was initially appointed to a Board seat in December 2006 and was elected as a governor in 2007.  Since 1985, Mr. Wilkison has been the owner and chief executive officer of Wilkison Consulting Service, which provides financial consulting, tax preparation, and monthly accounting services for farmers and small businesses. Prior to starting his consulting business, Mr. Wilkison worked for two different banks for more than eleven years. Mr. Wilkison graduated from Pipestone Area Vocational Technical Institute with a degree in agricultural banking. Mr. Wilkison also serves as one of our appointed governors to the board of governors of HLBE, as well as the vice-chairman and chair of the audit committee of HLBE. Mr. Wilkison has served as a member and chairman of the Company’s audit committee since his election as a governor in 2007.  Mr. Wilkison was selected as a nominee based on his prior experience with the Company, his business, financial and accounting knowledge, and his ability to serve as an audit committee financial expert.

Marten Goulet - Incumbent Nominee.  Mr. Goulet was first elected as a governor in 2012. Since June 2012, Mr. Goulet has been the chief financial officer of Wagner Construction, an underground utility and site development contractor based in International Falls, Minnesota with operations in Arizona, Arkansas, Colorado, Michigan, Minnesota, Montana, South Dakota, North Dakota, and Canada. Prior to joining Wagner Construction, Mr. Goulet spent eight years with Wells Fargo in the Twin Cities managing banking relationships and providing financial services to companies in the construction, manufacturing, wholesaling, and service-related industries with annual revenues of $20 million to $1 billion. Mr. Goulet is the President of Voyageur Capital Group, a private equity fund, and founder of Highland Pellets, which owns and operates a wood pellet plant in Pine Bluff, Arkansas.  Mr. Goulet received his Bachelor of Arts in finance from Bemidji State University and his M.B.A. in accounting from the University of St. Thomas in St. Paul, Minnesota. He also serves as one of our appointed governors to the board of governors of HLBE, as well as a member of the audit committee of HLBE. Mr. Goulet has served as a member of the Company’s audit committee since his election as a governor in 2012. He also serves on the Company’s nominating committee. Mr. Goulet was selected as a nominee based on his prior experience with the Company along with his business experiences, his education and financial acumen, and his ability to serve as an audit committee financial expert.

Effect of Your Proxy

There are four nominees and three open seats for governor.  You may only mark one voting choice with respect to each nominee: “FOR” or “WITHHOLD/ABSTAIN.” THE BOARD HAS DETERMINED THAT EACH NOMINEE IS QUALIFIED TO SERVE AS A GOVERNOR. FOR EACH PROPERLY EXECUTED PROXY CARD WHERE THE MEMBER DOES NOT MARK ANY CHOICES FOR GOVERNOR, THE PROXIES WILL VOTE FOR THE INCUMBENT GOVERNOR NOMINEES PAUL ENSTAD, MARTEN GOULET, AND RODNEY WILKISON.

Abstentions (voting “WITHHOLD/ABSTAIN”) will not be counted either for or against any nominee because governors are elected by plurality vote, meaning that the person receiving the most votes will be elected. Abstentions will be included when counting membership units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

If you mark contradicting choices on your proxy card such as both for and abstain for a nominee, your votes will not be counted with respect to the nominee for whom you marked contradicting choices.

If at the time of the 2021 annual meeting any nominee is unable or declines to serve, the proxies will vote for the election of such substitute nominee as the Board may recommend. Our Board has no reason to believe that any substitute nominee(s) will be required.

Required Vote and Board Determination

In the election of governors, the affirmative vote of a plurality of the membership voting interests is required to elect a nominee to the position of governor. Therefore, the three nominees receiving the greatest number of votes will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights.

The Board has determined that each nominee is qualified to serve as a governor.

SECTION III - REQUIRED INFORMATION

SECURITY OWNERSHIP OF GOVERNORS, NOMINEES, EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table provides certain information as of February 21, 2021, with respect to the unit ownership of: (i) those persons or groups (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ) who beneficially own more than beneficial owners owning or holding 5% or more of our outstanding units; (ii) each governor of the Company, (iii) each named executive officer of the Company (as defined in the “Summary Compensation Table” below); and (iv) all officers, governors, and nominees, as a group.  Except as noted below, the persons listed below possess sole voting and investment power over their respective units. No family relationships exist among our governors and executive officers.

Title of Class	Name and Address of Beneficial Owner (1)	Position with the Company	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3)
Governors and Executive Officers
Membership Units	Leslie Bergquist	Governor	15	units	—	%*
Membership Units	Dean Buesing (4)	Governor, Secretary	635	units	2.07%
Membership Units	Steve Christensen	Chief Executive Officer & General Manager	—	units	—%
Membership Units	Paul Enstad (5)	Governor, Chairman & Incumbent Nominee	125	units	—	%*
Membership Units	Marten Goulet (6)	Governor & Incumbent Nominee	50	units	—	%*
Membership Units	Sherry Jean Larson	Governor	5	units	—	%*
Membership Units	Stacie Schuler	Chief Financial Officer	5	units	—	%*
Membership Units	Martin Seifert	Alternate Governor	2	units	—	%*
Membership Units	Rodney Wilkison (7)	Governor, Vice Chairman & Incumbent Nominee	100	units	—	%*
Membership Units	Kenton Johnson	Governor	10	units	—	%*
Membership Units	Bruce LaVigne (8)	Governor	500	units	1.63%
Membership Units	Robin Spaude (9)	Governor	55	units	—	%*
Membership Units	David Forkrud	Nominee	10	units	—	%*
	All Governors, Officers and Nominees as a Group:		1,512	units	4.94%

Other Members Owning or Holding 5% or More of Our Outstanding Units:
Membership Units	Glacial Lakes Energy, LLC 301 20th Avenue SE Watertown, SD 57201		5,004	units	16.35%
Membership Units	Fagen, Inc. 501 W. Highway 212 P.O. Box 159 Granite Falls, MN 56241		4,071	units	13.30%

*	Indicates less than 1% ownership.

(1)	The address for all governors and named executive officers is the Company’s principal executive offices located at 15045 Highway 23 SE, Granite Falls, Minnesota.

(2)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any units if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined.  As used herein, “voting power” is the power to vote or direct the voting of units and “investment power” is the power to dispose or direct the disposition of units, and includes all units held directly as well as by spouses and minor children, in trust and other indirect ownership, over which units the named individuals effectively exercise sole or shared voting or investment power.

(3)	The percentages in the table are based on 30,606 Units issued and outstanding as of February 21, 2021.

(4)

Includes 287 units owned directly through Dean J. Buesing Revocable Living Trust and 348 units owned indirectly through Barbara J. Buesing Revocable Living Trust with his wife.  550 of these units are pledged as security.

(5)	Includes 20 units owned by the Enstad Brothers Partnership and 5 units owned by the Enstad Family Partnership. Mr. Enstad is a partner of both entities.

(6)	Includes 40 units owned jointly with Mr. Goulet’s spouse and 10 units owned indirectly through Jasper Gerald Goulet, Mr. Goulet’s son.

(7)	Includes 18 units jointly owned with Mr. Wilkison’s spouse.

(8)	Includes 500 units owned directly by Mr. LaVigne’s spouse.

(9)  Includes 55 units owned jointly with Mr. Spaude’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and governors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”).  Officers, governors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports with respect to the most recent fiscal year.

Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Form 5s were required for such covered persons, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during the 2020 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed below or “Compensation of Governors” and “Compensation of Executive Officers,” we have not entered into any transaction since the beginning of fiscal year 2020 and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. The term “related person” as defined in Item 404(a) of Regulation S-K refers to our directors, executive officers, holders of more than 5% of our outstanding units and the immediate family members of any of those persons.  No direct family relationships exist between any of the governors of the Board, officers, or key employees of the Company.

Related Party Transaction Approval Policy

During fiscal year 2020, we had no written related-party transaction policy.  However, our operating and member control agreement requires that all future transactions with related persons will be no less favorable to us than those generally available from unaffiliated third parties and that all such related party transactions must be approved by a majority of the disinterested governors.

Corn Transactions

In the ordinary course of business, we regularly enter into transactions to buy grain. From time to time, we may buy grain from related persons on the same basis as we buy grain from unrelated parties. For the fiscal year ended October 31, 2020, we purchased approximately $4.90 million of corn from board members, consisting of approximately $1.5 million from Enstad Brothers Partnership, of which Paul Enstad is a partner; approximately $2.5 million from Buesing Ag Partnership, of which Dean Buesing is a partner; approximately $470,000 from Prairie View Farms, which is controlled by Kenton Johnson; and approximately $63,000 from Michael Lund prior to the expiration of Lund’s term as a board member.

BOARD OF GOVERNORS’ AND COMPANY GOVERNANCE

Board Leadership Structure

The Company is managed by a chief executive officer, who is separate from the chairman of the Board. Steve Christensen is our general manager and chief executive officer, while Paul Enstad is the chairman of the Board. Separation of the two offices is not mandated by the Company’s Operating and Member Control Agreement or corporate governance guidelines and policies. However, we have determined that the current separation of the two roles allow our chief executive officer to manage our day-to-day operations while allowing our chairman to focus on leading our Board in its duty to act in our best interests and those of the members. We believe this leadership structure allows our Board to best focus on its oversight role, providing us a perspective that is independent from that of our management and creating checks and balances on the executive officers of the Company.

Our Board reserves the right to determine the appropriate leadership structure from time to time.

Board’s Role In Risk Oversight

Although management is responsible for the day-to-day management of risks to the Company, our full Board is actively involved in providing broad oversight of the Company’s risk management programs. In this oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning and that the systems and processes in place will bring to its attention the material risks facing the Company to permit the Board to effectively oversee the management of these risks.

A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company.  The involvement of our full Board in the risk oversight process allows our Board to assess management’s appetite for risk and also determine what constitutes an appropriate level of risk for the Company.  Our Board regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, business continuity planning, succession planning, risk management, insurance, pending and threatened litigation and significant commercial disputes.

While our Board provides broad oversight of the Company’s risk management processes, various committees of the Board oversee risk management in their respective areas and regularly report on their activities to our full Board.  Principally, the risk management committee assists our Board in identifying and quantifying methods of mitigating or eliminating risk, principally those relating to commodity prices. Our audit committee focuses on assessing and mitigating financial risk, including internal controls over financial reporting. Our three-member executive board, functioning as our compensation committee, oversees risks and relevant risk controls related to the Company’s compensation policies, programs and procedures, including the incentives they create, to encourage a level of risk-taking behavior consistent with the Company’s business strategy.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure provides appropriate checks and balances against undue risk taking.

Governors

Our current Board consists of nine elected governors. Under our current Operating and Member Control Agreement, the governors’ terms are staggered such that three governors are up for election each year. Nominees for governor are nominated by our Board, following consideration by our Board’s nominating committee, and then elected by our members.

The chart below lists the governors whose terms continue after the 2021 annual meeting and the incumbent governor nominees whose terms expire at the 2021 annual meeting.  The address for all governors is 15045 Highway 23 S.E., Granite Falls, Minnesota, 56241-0216.

Name	Age	Year First Became a Governor	Term Expires
Paul Enstad	61	2000	2021
Marten Goulet	41	2012	2021
Rodney Wilkison	66	2006	2021
Dean Buesing	68	2009	2022
Sherry Jean Larson	45	2016	2022
Robin Spaude	71	2019	2022
Kenton Johnson	32	2013	2023
Bruce LaVigne	70	2014	2023
Leslie Bergquist	61	2013	2023
Martin Seifert	48	2011	*

*	Pursuant to our current Operating and Member Control Agreement, Mr. Seifert was appointed to serve as an alternate governor by majority vote of our elected governors.

Except for directors Enstad, Goulet, Wilkison, Buesing, Johnson, Seifert and Spaude, none of the directors listed above currently serve on the board of directors of any other company having a class of securities registered under Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, nor have any of our directors served as directors of an investment company registered under the Investment Company Act.  Each of Messrs. Enstad, Goulet, Wilkison, Buesing, and Johnson serves as the Company’s appointed governors to the board of governors of HLBE, our majority-owned subsidiary and a publicly reporting company.  Each of governors Seifert and Spaude serves as the Company’s alternate appointed governors to the board of governors of HLBE.

Biographical Information for Governors Continuing in Office

Set forth below is certain information with respect to our governors whose terms continue after the 2021 annual meeting, including the business experience and the experiences, qualifications, attributes or skills, our Board believes qualifies these individuals to serve as governors. Biographical information for the nominee incumbent governors whose terms expire at the 2021 annual meeting may be found above at “SECTION II - PROPOSALS TO BE VOTED UPON, Election of Governors - Information Regarding Nominees.”

Dean Buesing - Governor and Secretary of the Board. Mr. Buesing has served as a governor of the Company since 2009. Mr. Buesing and his brother have been farming near Granite Falls since 1973, raising corn and soybeans. Since 1980, he has served as president of Buesing Farms, Inc. He is also president of Buesing-Buesing, LLC, which is a farming operation formed in 2006. In 2007, Buesing Ag Partnership was formed, in which he is a partner with his brother and nephew. Mr. Buesing was a director of Minnesota Corn Processors, LLC, an ethanol production facility located near Marshall, Minnesota, from 1998 until 2002 when it was acquired by Archer Daniels Midland. While a director of Minnesota Corn Processors, LLC, he also served on the long-range planning and development committee. From 2007 to 2011, Mr. Buesing served as a director and secretary of SW Energy, LLC, a development stage ethanol production facility located near McCook, Nebraska. From 1992 to 2000, he was also a director and treasurer of Yellow Medicine Soybean Growers. He is also currently a member of the Minnesota Soybean and Corn Growers Associations. Mr. Buesing also serves as a governor of HLBE. Mr. Buesing is a member of the executive board and nominating committee for the Company. The Board believes Mr. Buesing’s industry knowledge and experience in the ethanol industry make him a valuable member of the Board.

Sherry Jean Larson - Governor.  Ms. Larson has been a governor of the Company since March 2016.  She is a certified public accountant and employed as the Senior Vice President & Controller for Independent Community Bankers of America (ICBA).  Her responsibilities include the preparation, organization, and ongoing analysis of all financial information pertinent to ICBA and its subsidiaries.  She was the Chief Financial Officer of Quam Construction in Willmar, MN from December 2016 to March 2018.  For the 15 years preceding, Ms. Larson was employed as a manager at Christianson & Associates, PLLP (Christianson), a public accounting firm located in Willmar, MN.  In her role as a manager at Christianson, she assisted a wide variety of clients in the agricultural and manufacturing industries, including numerous ethanol and other alternative renewable fuels clients, with her primary focus on controller services, financial forecasting, business development, and preparation of business plans.  Additionally, from October 2014 to April 2016, as part of her duties with Christianson, Ms. Larson served as the interim chief financial officer for a private ethanol production facility pursuant to a consulting services agreement between Christianson and the ethanol plant facility.  Prior to her employment with Christianson, Ms. Larson was employed as a senior accountant by Schlenner Wenner & Co. in St. Cloud, Minnesota from November 1997 to July 2001. She graduated from the University of Evansville with her bachelor’s degree in accounting and from St. Cloud State University with a master’s degree in business administration. Ms. Larson serves as one of our alternate governors to the board of governors of HLBE. She also serves as a member of the Company’s audit committee and nominating committee. Ms. Larson’s business experience, knowledge of the ethanol industry, education and financial acumen make her a valuable member of the Board.

Robin Spaude - Governor. Mr. Spaude was elected as an at-large governor in 2019. Mr. Spaude served as a full-time employee of the Company beginning in July 2005, serving as the Maintenance Manager from July 2005 to September 2006. From September 2006 to March 2019, Mr. Spaude served as the Company’s Plant Manager.  As Plant Manager, Mr. Spaude was responsible for daily operations management, as well as execution of numerous project budgets and their implementation, which expanded the plant’s operations. Other major projects included cook, liquefaction, mill, dehydration and boiler capacity expansions; rail loop construction; office building expansion; and budget proposal, bid solicitation, and construction coordination for a storage bin addition. After the plant’s construction, Mr. Spaude’s duties included capital equipment and operating budget forecasts. From March 2001 to July 2005, Mr. Spaude served as an independent contractor providing project and construction coordination services and assisting the Company with permitting, infrastructure, and construction management activities. From May 2008 to September 2009, Mr. Spaude also served as an independent contractor to Highwater Ethanol, LLC, providing project and construction coordinator services. Prior to Mr. Spaude’s work in the ethanol industry, he was employed for 31 years by the Plews Manufacturing Company (a division of the Parker-Hannifin Corp. until its sale of Plews to the Stant Corp.), an automobile aftermarket company, serving as a Director of Manufacturing and Engineering. In this role, Mr. Spaude had multiple plant manufacturing and engineering responsibilities in the U.S. and Mexico. During his time with the Plews Division, Mr. Spaude’s work played a role in the sales and manufacturing growth from $24 million to $85 million over the course of seven years, via competitor acquisition, consolidation, and lean manufacturing strategies. Mr. Spaude is a retired Army Reserve officer of 20 years’ continuous service in ordinance and logistics. He also served as the Airport Commission chairman from 1988 to 2007 for the Granite Falls Airport, which involved site selection, construction, and public operations. Mr. Spaude graduated from Minnesota West Community and Technical College in Granite Falls, with a degree in Industrial Drafting and Design Technology. He has also completed numerous continuing education courses in engineering and business management over the course of his career. Mr. Spaude serves on the nominating committee of the Company and also provides value as a member of the Board based on his business experience in the ethanol industry and prior involvement with and knowledge of the Company. Mr. Spaude was also appointed in March 2020 to serve as an alternative governor of the board of governors of HLBE.

Kenton Johnson - Governor.  Mr. Johnson began his tenure with the Board in 2013 as Fagen, Inc.’s appointed governor and continued as a governor upon his election to the Board in 2014. Since 2007, Mr. Johnson has raised corn and soybeans in his farming operation located south of Granite Falls, Minnesota. In August 2009, Mr. Johnson became chief executive officer and shareholder of Prairie View Farms, Inc., a family owned and operated farming business. Since January 2013, Mr. Johnson has served as a director on the boards of Platinum Ethanol, LLC, a 125 million gallon per year ethanol plant located in Arthur, Iowa, and of Platinum Grain, LLC, a commercial grain elevator in Anthon, Iowa. Since October 2013, he has served on the board of Bushmills Ethanol, Inc., an 85 million gallon per year ethanol facility located in Atwater, Minnesota, as an appointee of our general contractor Fagen, Inc. Since June 2015, Mr. Johnson has served as a director for Ringneck Energy, LLC, an 80 million gallon per year ethanol facility in Onida, South Dakota, which commenced operations in 2019. Mr. Johnson also serves as one of the Company’s appointed governors to the board of governors of HLBE. Mr. Johnson received a Bachelor of Science degree in agriculture business management from Southwest Minnesota State University in 2011. Mr. Johnson’s leadership and agriculture experience and industry insight resulting from his board service for similar companies in the ethanol industry make him a valuable member of the Board.

Bruce LaVigne - Governor.  Mr. LaVigne has served as a governor of the Company since 2014. Mr. LaVigne is currently employed as the managing director of Red Lake Resources Ltd, an Ontario private equity mineral exploration company, since April 2010 and as chief executive officer of Secluded Properties Limited, an Ontario company that develops commercial timber and mining, since February 1989. In addition, Mr. LaVigne is also former chief executive officer of Lac Seul Airways, Ltd. (having held the position of chief executive officer from 1998 to 2011); the chief executive officer of 972974 Ontario Limited, a private equity mining and real estate company; the chairman of 1009167 Ontario Limited, a private investment holding company; and a vice president of Boundary Waters Land and Timber, a private equity Minnesota real estate development and timber production company that manages 2,800 acres of commercial timber production land in northern Minnesota. Mr. LaVigne also serves as one of the Company’s alternate appointed governors to the board of governors of HLBE, representing our investment interest in HLBE. Mr. LaVigne’s leadership skills and strategic and operational business acumen make him a valuable member of the Board.

Leslie Bergquist - Governor.  Mr. Bergquist served as a governor of the Company from 2013 to 2019. Since January 2012, Mr. Bergquist has owned and served as president of Bergquist Consulting Corporation, which provides commercial and agricultural loan reviews and appraisal reviews. Mr. Bergquist also serves as a farm manager for Fagen Farms, LLP, which is an affiliate of Fagen, Inc., and as a bus driver for Bennett & Bennett Transportation, Inc. Mr. Bergquist previously served as a senior credit analyst for Forstrom Bancorporation, Inc. from May 2007 through December 2011, and held the positions of president, vice president, and director during his tenure with Yellow Medicine County Bank, which spanned from August 2002 through May 2007. During his prior tenure as a governor of the Company, Mr. Bergquist also served as a one of our appointed governors to the board of governors of HLBE and as a member of the audit committee of HLBE. He also served as an appointed director of Agrinatural from September 2013 until March 2018, representing HLBE’s investment interest in Agrinatural. Mr. Bergquist’s experience as an executive, his knowledge of the agricultural industry, and his financial acumen and audit committee experience make him a valuable member of the Board.

Martin Seifert - Alternate Governor. Mr. Seifert was first appointed by the Board as an alternate governor in May 2011. Since December 2014, Mr. Seifert has been employed as a lobbyist with the firm of Flaherty and Hood, P.A. in St. Paul, Minnesota.  Previously, he was the executive director of the Avera Marshall Foundation from 2010 to 2013, which provides financial support for the Marshall Regional Medical Center hospital and long term care facility. Mr. Seifert has also been a realtor with Real Estate Retrievers from 2010 to 2014. Mr. Seifert was a member of the Minnesota House of Representatives from 1996 to 2011. He also served as minority leader in the Minnesota House of Representatives from 2006 to 2009. Mr. Seifert graduated from Southwest Minnesota State University in 1995 with a Bachelor of Arts in political science. Mr. Seifert also serves on the board of directors of Catholic United Financial. Mr. Seifert provides significant assistance to our Board in the Company’s interaction with all levels of local and state government and also provides an independent, long-term view of the further development of Company’s site and business.

Governor Independence Standards

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system that requires that a majority of the Board be independent. However, we use the independence standards set forth by the SEC and NASDAQ to evaluate the independence of our Board.

In determining independence, the Board reviews whether governors have any material relationship with the Company taking into consideration the following factors: (i) the business relationships of our directors; (ii) positions our directors hold with other companies; (iii) family relationships between our directors and other individuals involved with the Company; (iv) transactions between our directors and the Company; and (v) compensation arrangements between our directors and the Company. An independent governor must not have any material relationship with the Company, directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a governor.

The Board undertook a review of governor independence in February 2021 as to all of the governors then serving. As a result of its review, the board of governors affirmatively determined that each of Ms. Larson and Messrs. Bergquist, Wilkison, Goulet, LaVigne, Seifert, and Spaude are independent according to the “independence” definition of the NASDAQ Listing Rules. The Board made the determination that each of Messrs. Buesing, Enstad, and Johnson are not “independent” because they sold a significant amount of grain to us in fiscal year 2020, as discussed above under the section titled “Certain Relationships and Related Transactions.”

Code of Ethics

The Board has adopted a code of ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications.  The code of ethics applies to all of our employees, officers, and governors, including our chief executive officer and chief financial officer.  The code of ethics is available free of charge on written request to Granite Falls Energy, LLC, 15045 Highway 23 S.E., Granite Falls, Minnesota, 56241-0216.

Committees of Our Board of Governors

During fiscal year 2020, our Board had four standing committees: the audit committee, compensation committee, nominating committee, and risk management committee.

Audit Committee

The audit committee’s function is one of oversight and, in that regard, the audit committee meets with our management and independent registered public accounting firm to review and discuss our financial reporting and our controls respecting accounting.  The audit committee consists of Mr. Wilkison, Mr. Goulet, and Ms. Larson.

Compensation Committee

The Board’s three member non-employee executive board serves as our compensation committee. The executive board is responsible for discharging the Board’s responsibilities relating to compensation of our Company’s executive officers. The executive board has the authority to approve and make recommendations to the Board with respect to the compensation of the chief executive officer of the Company and evaluates the chief executive officer’s performance in light of his goals and objectives, as determined by the executive board. The executive board consults with the chief executive officer with respect to compensation for the Company’s other executives and the chief executive officer may be present at meetings for deliberations on other executive officer compensation, but he may not vote. The executive board consists of Messrs. Enstad (chairman), Buesing, and Wilkison.

Nominating Committee

The nominating committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the governor nominees to be considered for election by members and for election by the Board to fill any vacancy or newly created governorship. The nominating committee consists of Mr. Johnson, Mr. LaVigne, Mr. Bergquist, and Lee Uldbjerg.

Risk Management Committee

The risk management committee’s function is to assist the Board in assessing and managing the risks associated with managing our processing margin and the purchase and sale of commodities required in connection with or produced as a result of our production of ethanol. The risk management committee consists of Steve Christensen, our chief executive officer, and Eric Baukol, our risk manager.

Board and Committee Meetings and Governor Attendance

The Board generally meets once per month.  The Board held twelve regularly scheduled meetings during the fiscal year ended October 31, 2020.  In addition, the audit committee held four meetings, the compensation committee held two meetings, the risk management committee held twelve meetings, and the nominating committee held two meetings.  Each incumbent governor attended 75% or more of the meetings of the Board and Board committees on which such governor served during fiscal year 2020.

As provided in the current Operating and Member Control Agreement, the alternate governor attends meetings of the Board, and if any elected governor is not available for, or during any part of, a meeting of the Board or to take action in writing in lieu of such a meeting, the alternate governor is entitled to act in the stead of such elected governor at such meeting, or during such part, or to take such action in writing (but only on behalf of one elected governor, if more than one is unavailable).  Mr. Seifert, our alternate governor, attended all Board meetings, and due to the absence of various elected governors, participated in four meetings of the board of governors during the fiscal year ended October 31, 2020 as a voting member of the board.

The Board does not have a policy with regard to governors’ attendance at annual meetings. Last year, all but one of our governors attended the Company’s annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Member Communications with Our Directors

The Board does not have a formalized process for holders of membership units to send communications to the Board.  The Board feels this is reasonable given the accessibility of our governors. Members desiring to communicate with the Board are free to do so by contacting a governor via our website, fax, phone or in writing to the Company’s principal office at 15045 Highway 23 S.E., Granite Falls, Minnesota, 56241-0216.  The Company will provide a copy of each such writing to the directed governor or to all governors if directed to the Board generally.  The names of our governors are set forth above and are listed on the Company’s website at www.granitefallsenergy.com.

Audit Committee

The audit committee of the Board operates under a charter adopted by the Board in fall 2005.  Our audit committee charter is available on our website at www.granitefallsenergy.com. Under the charter, the audit committee must have at least three members.  The audit committee consists of Mr. Wilkison, Mr. Goulet, and Ms. Larson.

The audit committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.  However, our audit committee charter requires a majority of our committee members to be independent.  All of the members of our audit committee are independent under the definition provided in our audit committee charter and the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2).

Mr. Wilkison serves as our audit committee financial expert. Mr. Wilkison’s experience as the owner and chief executive officer of Wilkison Consulting Service, which provides financial consulting, tax preparation, and monthly accounting services for farmers and small businesses, qualifies him to be the audit committee’s financial expert.

Our audit committee held four meetings during fiscal year 2020. Each of our audit committee members attended all of the audit committee meetings.

Audit Committee Report

The following is a report of the audit committee for the fiscal year ended October 31, 2020. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The audit committee reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended October 31, 2020.  The audit committee has discussed with Boulay PLLP, its independent auditors, the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communication with Audit Committee (AS16). The audit committee has received and reviewed the written disclosures and the letter to management from Boulay PLLP, as required by applicable requirements of the PCAOB, and has discussed with the independent accountants the independent accountants’ independence as required by the PCAOB and the Independence Rule 3526, Communications with Audit Committees Concerning Independence.  The audit committee has considered whether the provision of services by Boulay PLLP, not related to the audit of the financial statements referred to above and to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q, are compatible with maintaining Boulay PLLP’s independence and concluded that the provision of such services is compatible with maintaining Boulay PLLP’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2020.

Audit Committee:

Rodney Wilkison, Chair

Marten Goulet

Sherry Jean Larson

Independent Registered Public Accounting Firm

The audit committee selected Boulay PLLP, as independent registered public accountants for the fiscal year November 1, 2019 to October 31, 2020. A representative of Boulay PLLP, is expected to be present at the 2021 annual meeting of members and will have an opportunity to make a statement if so desired. The representative is also expected to be available for questions from the members.

Audit Fees

The aggregate fees billed by the principal independent registered public accountants (Boulay PLLP) to the Company for the fiscal year ended October 31, 2020 and 2019 are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2020	$167,440
	2019	$144,500
Tax Fees(2)	2020	$28,620
	2019	$23,200
All Other Fees(3)	2020	$17,240
	2019	$28,400

(1)

The audit fees were incurred for the audit of the Company’s annual consolidated financial statements included within Form 10-K and review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, as well as services in connection with other statutory and regulatory filings or engagements for the fiscal years ended October 31, 2020 and 2019.

(2)	The tax fees were billed for services rendered for tax compliance. The nature of the services comprising the tax fees was for year-end tax preparation of the partnership return and associated K-1’s.

(3)	The other fees were billed for services rendered for the Renewable Identification Number agreed-upon procedures as well as other financial, tax, and operational related consulting.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to Company policy requiring such approval.

One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

Audit Committee Pre-Approval Policies

We have adopted pre-approval policies and procedures for the audit committee that require the audit committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the audit committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full audit committee meeting. The audit committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the audit committee’s responsibilities to our management. Under the policies and procedures, the audit committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

All of the services described above for fiscal year 2020 were pre-approved by the audit committee or a member of the committee before Boulay PLLP was engaged to render the services.

Nominating Committee

The nominating committee operates under a charter adopted by the Board in August 2007. In May 2013, we amended our nominating committee charter to eliminate the requirement that the committee include at least two members that had served on the nominating committee during the previous nominating committee cycle. Under the amended charter, the nominating committee must consist of at least four members and may not have more than one member who is not a governor of the Company. Our nominating committee charter is available on our website at www.granitefallsenergy.com.

Mr. Johnson, Mr. LaVigne, Mr. Bergquist, and Lee Uldbjerg currently serve as the Company’s nominating committee, and Steve Christensen participates as a non-voting member. The chairperson of the nominating committee is Mr. Uldbjerg, who is the principal of Uldbjerg Consulting LLC, a third-party consultant of the  Company.

The nominating committee has the authority to engage consultants, and since 2013, has engaged Uldbjerg Consulting LLC to help identify and evaluate potential governor nominees.  As part of the engagement, Uldbjerg Consulting LLC agreed to provide the services of Mr. Uldbjerg as nominating committee chair and that he would attend all meetings of the Company’s nominating committee and attend board of governor meetings as requested by our Board. In exchange for these services, we agreed to pay Uldbjerg Consulting LLC $250 per each nominating meeting attended by Mr. Uldbjerg, plus travel expenses and mileage at IRS approved rates. For fiscal year 2020, we paid Uldbjerg Consulting LLC a total of approximately $873.72 and an additional approximately $250 subsequent to the end of the 2020 fiscal year for his services on our nominating committee.

The nominating committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.  Nevertheless, our nominating committee charter requires at least one of our committee members to be independent. The Board has determined that Mr. Johnson, Mr. LaVigne, and Mr. Bergquist are independent under the NASDAQ definition of independence.

The nominating committee oversees the identification and evaluation of individuals qualified to become governors and recommends to the Board the governor nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

●	Develop a nomination process for candidates to the Board;

●	Establish criteria and qualifications for membership to the Board;

●	Identify and evaluate potential governor nominees;

●	Fill vacancies on the Board; and

●	Recommend nominees to the Board for election or reelection.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

●	Agricultural, business and financial background;

●	Accounting experience;

●	Community or civic involvement;

●	Independence from the Company (i.e. free from any family, material business or professional relationship with the Company);

●	Lack of potential conflicts with the Company;

●	Examples or references that demonstrate a candidate’s integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and

●	Specific needs of the existing board relative to any particular candidate so that the overall board composition reflects a mix of talents, experience, expertise and perspectives appropriate to the Company’s circumstances.

Pursuant to the nominating committee’s charter, the nominating committee may consider potential governor candidates recommended by members. Company members may submit recommendations for candidates to the chairman of the nominating committee. All nominations must be submitted in writing along with a completed nominee questionnaire, which includes the nominating member’s name and contact information, a brief description of the candidate’s business experience, civic involvement, education and such other information as the member submitting the recommendation believes is relevant to the evaluation of the candidate. All member recommendations for the election of governors at the 2022 annual meeting must be received by the Company no later than November 1, 2021.

Our nominating committee held two meetings for the purpose of selecting nominees for the election of governors at the 2021 annual meeting.  Each of our nominating committee members attended at least 75% of the nominating committee meetings.  Mr. Uldbjerg attended all meetings.

Compensation Committee

The board of governors has not established a committee specifically entitled “compensation committee.” Rather, the executive board serves as the Company’s compensation committee. The executive board does not operate under a charter when performing its functions as a compensation committee.  The executive board carried out its function as a compensation committee during two meetings held in the fiscal year ended October 31, 2020.

The executive board has the overall responsibility for approving and evaluating the Company’s governor and executive compensation plans, policies and programs.  Neither the Company nor the executive board has historically engaged compensation consultants to assist in determining or recommending the amount or form of executive or governor compensation, but would consider doing so in those situations where either the Company or the compensation committee felt it was warranted or appropriate.

The executive board is exempt from independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. However, as discussed above, Mr. Wilkison is independent as defined by NASDAQ Rule 5605(a)(2). Messrs. Enstad and Buesing are not “independent” because each, through their respective affiliates, sold a significant amount of grain to us in fiscal year 2020, as discussed above under the section titled “Certain Relationships and Related Transactions.”

For additional information on the responsibilities and activities of the executive board, including the process for determining executive compensation, see the sections of this proxy statement entitled “Governor Compensation” and “Compensation Of Executive Officers.”

Our executive board held two meetings for the purpose of performing its functions as our compensation committee. Each of our executive committee members attended all of these meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of the executive board is or has been an employee of the Company. There are no interlocking relationships between our Company and other entities that might affect the determination of the compensation of our executive officers.

GOVERNOR COMPENSATION

We do not provide our governors with any equity or equity option awards, nor any non-equity incentive payments or deferred compensation.  Similarly, we do not provide our governors with any other perquisites, “gross-ups,” defined contribution plans, consulting fees, life insurance premium payments or otherwise.

Our governor compensation policy was approved by our Board in April 2012. The current governor compensation policy provides that each governor receives a monthly stipend of $1,000 per Board meeting attended in-person plus an additional $250 per Board meeting for meeting participation whether attended in person or by conference call.  Additionally, we also pay $250 for additional meetings of greater than one-half day in length; $125 for attending meetings less than one-half day in length; and $125 for attendance at meetings by conference call.  The following amounts are also paid to governors for specified services: (i) the Chairman and Secretary of the Board are paid $500 per month, and (ii) members of the audit committee are paid $1,000 per quarter. In March 2020, the Board passed a resolution which reduced governor compensation by 10%, effective as of April 1, 2020.

The following table sets forth all compensation paid or payable by the Company to our governors during the fiscal year ended October 31, 2020. As of February 21, 2021, none of our officers had any options, warrants, or other similar rights to purchase securities of the Company.

Governor	Fees Earned or Paid in Cash ($) (1)	Additional Compensation ($) (2)		Total Compensation ($)
Paul Enstad	$19,163	$18,919	(3)	$38,082
Rodney Wilkison	$16,725	$19,535	(4)	$36,260
Dean Buesing	$18,025	$12,955	(5)	$30,980
Marten Goulet	$14,475	$28,645	(6)	$43,120
Robin Spaude	$11,325	$460		$11,785
Sherry Jean Larson	$13,100	$6,594	(7)	$19,694
Kenton Johnson	$11,538	$12,147	(8)	$23,685
Bruce LaVigne	$8,275	$4,845	(9)	$13,120
Leslie Bergquist	$7,438	$196		$7,634
Martin Seifert	$12,575	$7,028	(10)	$19,603
Michael Lund(11)	$5,250	$2,184		$7,434

(1)	Includes a monthly stipend plus fees paid based on attendance at board and committee meetings.

(2)	Includes reimbursement for mileage and other reasonable expenses incurred in connection with services rendered to the Company and the Board.

(3)	Includes approximately $191 in mileage and expense reimbursement paid by the Company, approximately $165 in mileage and expense reimbursement paid by HLBE, and $18,563 paid by HLBE for serving as one of the Company’s appointed governors on the HLBE board of governors and as HLBE’s chairman.

(4)	Includes approximately $2,369 in mileage and expense reimbursement paid by the Company, approximately $403 in mileage and expense reimbursement paid by HLBE, and $16,763 paid by HLBE for serving as one of the Company’s appointed governors on the HLBE board of governors, as HLBE’s vice chairman and chairman of HLBE’s audit committee.

(5)	Includes approximately $1,975 in mileage and expense reimbursement paid by the Company, approximately $17 in mileage and expense reimbursement paid by HLBE, and $10,963 paid by HLBE for serving as one of the Company’s appointed governors on the HLBE board of governors.

(6)	Includes approximately $9,750 in mileage and expense reimbursement paid by the Company, approximately $4,270 in mileage and expense reimbursement paid by HLBE, and $14,625 paid by HLBE for serving as one of the Company’s appointed governors on the HLBE board of governors and as an alternate member of HLBE’s audit committee.

(7)	Includes approximately $465 in mileage and expense reimbursement paid by the Company, approximately $129 in mileage and expense reimbursement paid by HLBE, and $6,000 paid by HLBE for serving as one of the Company’s appointed governors on the HLBE board of governors and as a member of HLBE’s audit committee.

(8)	Includes approximately $1,324 in mileage and expense reimbursement paid by the Company, approximately $98 in mileage and expense reimbursement paid by the HLBE, and $10,725 paid by HLBE for serving as one of the Company’s alternate appointed governors on the HLBE board of governors.

(9)	Includes approximately $362 in mileage and expense reimbursement paid by the Company, approximately $483 in mileage and expense reimbursement paid by HLBE, and $4,000 paid by HLBE for serving as one of the Company’s alternate appointed governors on the HLBE board of governors.

(10)	Includes approximately $578 in mileage and expense reimbursement paid by the Company, approximately $75 in mileage and expense reimbursement paid by HLBE, and $6,375 paid by HLBE for serving as one of the Company’s alternate appointed governors on the HLBE board of governors.

(11)	Michael Lund’s term on the Board of Governor’s expired in Fiscal Year 2020.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers and Significant Employees

The table below lists all of our executive officers and two significant employees, our risk manager and plant manager, whom we expect to make a significant contribution to the Company’s business.  The address for all of the individuals identified below is 15045 Highway 23 S.E., Granite Falls, Minnesota, 56241-0216.  There are no arrangements or understandings between any of the Company’s executive officers and any other persons pursuant to which he or she was selected as an executive officer.

Name	Age	Position(s) Held with the Company	Length of Service
Steve Christensen	63	Chief Executive Officer and General Manager	Since April 2012
Stacie Schuler	48	Chief Financial Officer	Since July 2005
Eric Baukol	38	Risk Manager	Since June 2010
Cory Heinrich	36	Plant Manager	Since March 2019

Biographical Information for Executive Officers and Significant Employees

Steve Christensen, Chief Executive Officer and General Manager.  Mr. Christensen joined the Company in April 2012 as chief executive officer and general manager. From 2005 through December 2011, Mr. Christensen was chief executive officer and general manager of Western Wisconsin Energy, LLC, which owned and operated an ethanol plant in Boyceville, Wisconsin. Mr. Christensen has also operated a southwest Iowa family farm since 1987. Mr. Christensen holds a Bachelor of Science degree in animal science from Iowa State University and has completed some post graduate work in business. Pursuant to the Company’s Management Services Agreement with HLBE, Mr. Christensen also serves as Chief Executive Officer of that company, a position he has held since July 31, 2013. Pursuant to the Company’s Natural Gas Local Distribution Company Management Agreement with Agrinatural, Mr. Christensen also serves as Chief Executive Officer of that company, a position he has held since February

3, 2020. Mr. Christensen also serves as a member of the Board of Managers of Agrinatural. It is anticipated that Mr. Christensen will hold the office of Chief Executive Officer until the earlier of his resignation, death, disqualification or removal by the Board.

Stacie Schuler - Chief Financial Officer.  Ms. Schuler joined the Company in July 2005 as chief financial officer and controller. Prior to joining the Company, Ms. Schuler worked as a financial manager for Cargill, Incorporated from 1997 to 2005. Ms. Schuler received her accounting degree through Southwestern Technical College in Granite Falls, Minnesota and Southwest State University in Marshall, Minnesota. Pursuant to the Company’s Management Services Agreement with HLBE, Ms. Schuler also serves as Chief Financial Officer of that company, a position she has held since July 31, 2013. Pursuant to the Company’s Natural Gas Local Distribution Company Management Agreement with Agrinatural, Ms. Schuler also serves as Chief Financial Officer of that company, a position she has held since February 3, 2020. Ms. Schuler also serves as a member of the Board of Managers of Agrinatural. It is anticipated that Ms. Schuler will hold the office of Chief Financial Officer until the earlier of her resignation, death, disqualification or removal by the Board.

Eric Baukol - Risk Manager.  Mr. Baukol joined the Company in June 2010 as risk manager. Prior to joining the Company, Mr. Baukol was employed as a market analyst for Country Hedging, Inc. (now CHS Hedging), a farm marketer for Cargill, and as a location manager for Canby Farmers Grain.  Mr. Baukol holds a B.S. degree in agricultural education from the University of Wisconsin-River Falls and a master’s degree in business administration from Southwest Minnesota State University. Pursuant to the Company’s Management Services Agreement with HLBE, Mr. Baukol also serves as the risk manager of that company, a position he has held since July 31, 2013. Mr. Baukol also serves as a member of the Board of Managers of Agrinatural.  It is anticipated that Mr. Baukol will serve as Risk Manager until the earlier of his resignation, death, disqualification or removal by the Board.

Cory Heinrich - Plant Manager.  Mr. Heinrich began his employment with the Company in August 2005 as a Maintenance Technician. In May 2012, he was promoted to Maintenance Manager. In March 2019, Mr. Heinrich was promoted to Plant Manager. Before his ethanol industry experience, Mr. Heinrich was employed for one year as a stainless steel welder at Relco, LLC in Willmar, Minnesota. Mr. Heinrich is a graduate of Ridgewater Community and Technical College in Willmar, MN, with a two-year advanced technical welding degree.

Compensation Discussion and Analysis

Overview

Throughout this proxy statement, the individuals who serve as our chief executive officer and chief financial officer are referred to as the “executive officers.”

Compensation Committee

Our three-member executive board serves as the Company’s compensation committee for the fiscal year ended October 31, 2020. The executive board has responsibility for establishing, implementing and regularly monitoring adherence to the Company’s compensation philosophy and objectives. The executive board ensures that the total compensation paid to the executive officers is fair, reasonable and competitive.

The executive board:

●	establishes and administers a compensation policy for the executive officers;

●	reviews and approves the compensation policy for all of our employees other than the executive officers;

●	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

●	reviews and monitors our succession plans;

●	approves awards to employees pursuant to our incentive compensation plans; and

●	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the executive board’s actions are reported to the Board and, where appropriate, submitted to the Board for ratification. In determining the chief executive officer’s compensation, the executive board considers evaluations prepared by the governors. From time to time, the executive board may delegate to the chief executive officer the authority to implement certain decisions of the committee, to set compensation for other executive officers and to fulfill administrative duties.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

●	Attract, retain and motivate highly qualified and talented executives who will contribute to the Company’s success by reason of their ability, ingenuity and industry;

●	Link compensation realized to the achievement of the Company’s short and long-term financial and strategic goals;

●	Align management and member interests by encouraging long-term member value creation;

●	Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and
●	Support important corporate governance principles and comply with best practices.

Compensation Committee Procedures

The executive board is responsible for determining the nature and amount of compensation for the Company’s executive officers.  The executive board receives input from the chief executive officer on the personal performance achievements of the executive officers and management employees who report to him.  This individual performance assessment determines a portion of the annual compensation for each such executive officer and manager.  In addition, the chief executive officer provides input on salary increases, incentive compensation opportunities, and long-term incentive grants for the executive officers and management employees who report to him, which the committee considers when making executive compensation decisions.

The executive board does its own performance review of the chief executive officer. The executive board annually evaluates the performance of our chief executive officer in light of the Company’s goals and objectives and determines and approves the chief executive officer’s compensation level based on this evaluation. In determining the long-term incentive component of the chief executive officer’s compensation, the executive board will consider all relevant factors, including the Company’s performance, the value of similar awards to chief executive officers of comparable companies, and the awards given to the chief executive officer of the Company in past years. The chief executive officer is not present at executive board level deliberations concerning his compensation.

Compensation Elements

Generally the types of compensation and benefits provided to the executive officers are similar in form to the compensation and benefits provided to our other employees.  For fiscal year 2020, the principal components of our compensation for executive officers included:

●	base salary;

●	incentive cash bonuses; and

●	perquisites and other personal benefits.

We expect that the principal components of compensation for any executive officer who may be hired in 2021 will be comprised of the same principal components. We have entered into employment agreements with Mr. Christensen (our chief executive officer) and Ms. Schuler (our chief financial officer). These components have been included in the employment agreements with our executive officers, as well as in Company policies.

Base Salary

Base salaries for our executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions.  Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Bonus

On June 22, 2017, the board adopted an Annual Chief Executive Officer Cash Bonus Plan (the “New CEO Bonus Plan”). The Company’s chief executive officer and general manager, Steve Christensen, is the sole participant in the Plan. The CEO bonus plan replaces in its entirety the prior CEO bonus plan, of which Mr. Christensen was the sole participant.

Pursuant to the New CEO Bonus Plan, the Company will pay our chief executive officer an annual bonus equal to one quarter of one percent of the annual consolidated net income of the Company, as reported in the Company’s annual audited consolidated financial statements. The bonus is generally to be assessed each year as of the end of the then current fiscal year (October 31), once the Company’s auditors have completed their annual audit of the Company’s consolidated financial statements.  Under the Plan, the bonus payments will be paid in a cash lump sum payment within ninety (90) days following the end of the fiscal year (October 31).  In order to receive a bonus payment, the chief executive officer must be actively employed with the Company on the last day of the fiscal year.

For our 2020 fiscal year, the Board did not approve a bonus payment for our Chief Executive Officer under the New CEO Bonus Plan.

During our 2020 fiscal year, our Board awarded a bonus of $19,439 to our chief financial officer, or approximately 8.9% of her base wages. The foregoing bonus was awarded by the Board to our chief financial officer as part of an employee incentive program adopted by our board.

The purpose of the employee incentive program is to reward employees for the Company’s attainment of financial results and production goals, to encourage regulatory compliance, and reflect a positive safety culture. All employees, except our chief executive officer, can earn a quarterly bonus up to 3.0% of the employee’s base wages if the Company meets certain minimum safety, regulatory compliance, production and financial performance goals, or up to 12.0% of the employee’s base wages on an annual basis. For the purpose of the incentive bonus calculation, base wages include all regular, paid time off and holiday pay. The Company believes that the employee incentive bonus program is reasonable as it ties the bonus paid to the employees to the operational performance and financial success of the Company and is easily quantified by the Company.

In addition to the base salary and performance incentives, our executive officers may receive bonuses in the discretion of our Board. Our Chief Executive Officer was awarded a discretionary bonus of $30,000 in fiscal year 2020.

Employment Agreements with Executive Officers

We entered into employment agreements with our chief executive officer and chief financial officer.  The terms of these employment agreements commenced on October 31, 2014, and continue until terminated by the executive officer or the Company upon thirty days written notice.

The employment agreements provide for an initial base salary which is subject to review and adjustment on an annual basis by the Board.  Additionally, the executives are each entitled to twelve months continued salary and paid health care benefits in the event of their dismissal by the Company without cause with such amounts to be reduced by any salary earned in and health care benefits provided by other employment during that period. If the employee voluntarily terminates his or her employment or is terminated for “cause” by the Company, the employee has no right, and Company has no obligation, to continue salary or health insurance benefits after the date of termination.  In addition, the Company may terminate the employment agreements upon sixty days’ notice and payment of twelve months salary in the event of certain change in control events, which include the sale of substantially all of the Company’s assets, the sale of a majority of the Company’s outstanding membership units and the merger or consolidation of the Company with another.

The employment agreements prohibit the executive officers from competing with the Company within thirty miles of the Company’s facility during the term of the employment agreements and for one year thereafter. The employment agreements also restrict the executive officers from disclosing certain Company information, interfering with the Company and soliciting customers, suppliers or past or present employees of the Company in connection with a competitive business operating within thirty miles of the Company’s facility.

In February 2021, we executed a separation agreement with our CEO and general manager Steve Christensen, who intends to retire by the end of 2021. Mr. Christensen is expected to continue in his role until a successor is hired and a transition period is complete. Pursuant to the separation agreement, Mr. Christensen will be paid in full according to the terms of his employment agreement through December 31, 2021, even though his services may terminate sooner due to the hiring of his replacement.

Potential Payments upon Termination or Change in Control

If our chief executive officer would have been dismissed without cause on October 31, 2020, and assuming that there was no reduction for salary earned in other employment, the Company estimates that it would have provided salary and health care benefits over a twelve-month period of approximately $288,365 pursuant to our employment agreement with our chief executive officer. Assuming that our chief executive officer would have been dismissed due to a change in control event on October 31, 2020, the Company estimates that it would have paid a lump sum in the amount of approximately $288,365.

If our chief financial officer would have been dismissed without cause on October 31, 2020, and assuming that there was no reduction for salary earned in other employment, the Company estimates that it would have provided salary and health care benefits over a twelve-month period of approximately $249,637 pursuant to our employment agreement with our chief financial officer. Assuming that our chief financial officer would have been dismissed due to a change in control event on October 31, 2020, the Company estimates that it would have paid a lump sum in the amount of approximately $249,637.

Perquisites and Other Personal Benefits

We have traditionally provided named executive officers with perquisites and other personal benefits that the executive board believes are reasonable and consistent with our overall compensation program and are provided to all employees. Except for a Company-owned vehicle provided to Mr. Christensen, our chief executive officer, we do not provide any material executive perquisites. The executive board believes that the use of a Company-owned vehicle, including all costs incurred in the use of the vehicle, are consistent with market practices and necessary for him to effectively serve as the chief executive officer of the Company.

Accounting and Tax Treatment of Awards

None of our executive officers, governors, or employees receives compensation in excess of $1,000,000, and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Compensation Committee Report

The following report of the compensation committee shall not be deemed to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The executive board has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Board determined that the Compensation Discussion and Analysis should be included in this proxy statement.

Executive Board:

Paul Enstad, Chair

Rodney Wilkison

Dean Buesing

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company to our executive officers during the fiscal years ended October 31, 2020, 2019, and 2018, respectively.  As of February 21, 2020, none of our officers had any options, warrants, or other similar rights to purchase securities of the Company.

Name and Principal Position	Year	Salary	Discretionary Bonus	Non-equity Incentive Plan Compensation(1)(2)	All Other Compensation(3)(4)	Total
Steve Christensen, CEO	2020	$262,602	$30,000	—	$48,598	$341,200
	2019	$277,216	$—	—	$48,785	$326,001
	2018	$230,676	$—	8,441	$46,121	$285,238
Stacie Schuler, CFO	2020	$219,158	$—	$19,439	$9,353	$247,950
	2019	$174,046	$—	9,400	$16,333	$199,779
	2018	$159,387	$—	28,998	$17,630	$206,015

(1)	Amounts consist of cash bonuses awarded to Mr. Christensen’s under the New CEO Bonus Plan. See “Compensation of Executive Officers, Compensation Disclosure and Analysis – Compensation Elements– Bonus”.

(2)

Amounts consist of cash bonuses awarded to Ms. Schuler under the Company’s employee incentive program applicable to all employees other than the chief executive officer. See “Compensation of Executive Officers, Compensation Disclosure and Analysis – Compensation Elements– Bonus”.

(3)

All other compensation for Mr. Christensen includes compensation related to paid time off and vacation ($28,454 in fiscal year 2020, $30,017 in fiscal year 2019, and $27,467 in fiscal year 2018), personal use of a company vehicle ($10,197 in fiscal year 2020, $10,775 in fiscal year 2019, and $11,105 in fiscal year 2018), and Company contributions to a defined contribution plan ($9,938 in fiscal year 2020, $7,993 in fiscal year 2019, and $7,549 in fiscal year 2018).

(4)

All other compensation for Ms. Schuler includes compensation related to paid time off and vacation ($5,688 in fiscal year 2020, $13,377 in fiscal year 2019, and $13,037 in fiscal year 2018) and Company contributions to a defined contribution plan ($3,665 in fiscal year 2020, $5,186 in fiscal year 2019, and $4,593 in fiscal year 2018).

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Steve Christensen, our Chief Executive Officer.

For 2020, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO) was $81,838; and
●	The annual total compensation of our CEO was $357,961 (see note 5 below).

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 4.37 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.	We determined that, as of October 31, 2018, the last day of our fiscal year, our employee population consisted of approximately 43 individuals, with all of these individuals located in the United States. We made no cost of living adjustments.

2.	To identify the median employee from our employee population, we used the amount of cash compensation in the form of gross salaries and wages paid to our employees as reflected in our payroll records as our consistently applied compensation measure. We also annualized, as permitted, the compensation for any full-time employees that were not employed by us for all of fiscal year 2018. We selected total cash compensation for all employees because it is readily available and consistently calculated for each employee, so we believe it is the most appropriate and representative measure of compensation.

3.	Pursuant to Instruction 2 to Item 402(u), we have relied on the “median employee” identified for fiscal year 2018, because, in our last completed fiscal year, there has been no change to our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure.

4.	With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for the entire fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total compensation of $81,838.

5.	With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this Proxy Statement, plus the cost of health benefits. This resulted in annual total compensation for purposes of determining the ratio in the amount of $357,961, which exceeds the amount reported for him in the Summary Compensation Table by $16,761.

MEMBER PROPOSALS FOR THE 2022 ANNUAL MEETING

We currently intend to hold our 2022 annual meeting during the last half of March 2022. Under the rules of the SEC, including Rule 14a-8 of the Securities Exchange Act of 1934, any member proposal to be considered by us for inclusion in the proxy material for the 2022 annual meeting must be received by the Secretary of the Company at our principal office, 15045 Highway 23 S.E., Granite Falls, MN 56241-0216, no later than one-hundred and twenty (120) days prior to when we mailed the proxy materials for the preceding year’s annual meeting. Accordingly, we determined that members must submit proposals related to the 2022 annual meeting of members to the Company by November 1, 2021. The submission of a proposal does not guarantee its inclusion in the proxy statement or presentation at the annual meeting unless certain securities laws requirements are met. Proposals submitted later than November 1, 2021 will be considered untimely and will not be included in our proxy statement for the 2022 annual meeting. We suggest that any proposal be submitted by certified mail - return receipt requested.

Pursuant to our nominating committee charter, members of the Company may submit recommendations for governor candidates to the chairman of the nominating committee. All such nominations must be submitted in writing to Nominating Committee at Granite Falls Energy, LLC, 15045 Hwy 23 SE, P.O. Box 216, Granite Falls, MN 56241. Such submissions should include the nominating member’s name and contact information, a brief description of the candidate’s business experience, civic involvement, education and such other information as the member submitting the recommendation believes is relevant to the evaluation of the candidate.

For candidates to be considered for election at the 2022 annual meeting, the recommendation must be received by the Company by November 1, 2021. Candidates properly submitted by members of the Company or members of the nominating committee will be considered in the same manner as those submitted by third-party search firms to the nominating committee.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company’s annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended October 31, 2020, accompanies the mailing of this proxy statement.

The Company will provide each member solicited a copy of Exhibits to the 10-K upon written request and payment of specified fees. The written request for such Exhibits should be directed to Stacie Schuler, Chief Financial Officer of Granite Falls Energy, LLC at 15045 Highway 23 S.E., Granite Falls, MN 56241-0216. Such request must set forth a good faith representation that the requesting party was a holder of record or a beneficial owner of membership units in the Company on February 28, 2021. The 2020 annual report on Form 10-K complete with exhibits is also available at no cost through the EDGAR database available from the SEC’s internet site (www.sec.gov). Information about us is also available at our website at www.granitefallsenergy.com, under “SEC Compliance,” which includes links to reports we have filed with the Securities and Exchange Commission.

Granite Falls Energy, LLC 2021 annual meeting - Thursday, March 25, 2021 For Unit Holders as of February 28, 2021 Proxy Solicited on Behalf of the Board of Governors MEMBER NAME NUMBER OF UNITS TELEPHONE NUMBER Vote by Mail or Facsimile: 1) Read the Proxy Statement 2) Check the appropriate boxes on the proxy card 3) Sign and date the proxy card 4) Return the proxy card in the envelope provided or via fax to (320) 235-5962 or mail to Christianson PLLP, Attention: Christina Boike at 302 SW 5th St, Willmar, MN 56201. It must be received by Christianson PLLP no later than 5:00 p.m. on Tuesday, March 16, 2021. PROPOSAL 2: Election Of Three Governors. You may vote for three (3) nominees by marking the “FOR” boxes. For Withhold / Abstain Paul Enstad   PLEASE INDICATE YOUR SELECTION BY FIRMLY PLACING AN “X” IN THE APPROPRIATE BOX WITH BLUE OR BLACK INK David Forkrud   Marten Goulet   Rodney Wilkison   In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.  GRANT AUTHORITY  WITHHOLD AUTHORITY The undersigned hereby appoints Dean Buesing and Keaton Johnson and each of them, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all of the units of GRANITE FALLS ENERGY, LLC held of record by the undersigned on February 28, 2021, at the annual meeting of members to be held on Thursday, March 25, 2021, commencing at 9:00 a.m. via Zoom teleconferencing and in person at Granite Falls Energy, LLC, 15045 Hwy 23 SE, Granite Falls, MN 56241, and any postponements or adjournments thereof. Due to Covid-19 capacity restrictions, we strongly recommend members attend via Zoom teleconferencing. When properly executed, this proxy will be voted in the manner directed by the undersigned member(s). If no direction is given, the proxy will be voted FOR the incumbent nominees Paul Enstad, Marten Goulet, and Rodney Wilkison with respect to Proposal 1 and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked abstain are counted only for purposes of determining whether a quorum is present at the meeting. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be received by Christianson PLLP by 5:00 p.m. on Wednesday, March 24, 2021, or by submitting the proxy card in person when registering at the 2021 annual meeting. You may revoke your proxy by: (1) voting in person at the 2021 annual meeting; or (2) giving written notice of revocation, which is received by Christianson PLLP by 5:00 p.m. on Wednesday, March 24, 2021. Please sign exactly as name(s) appear(s) on your membership unit certificate(s). SIGNATURE BLOCK FOR INDIVIDUALS OR JOINT OWNERS* SIGNATURE BLOCK FOR ENTITIES** (Corporation, Partnership, Trust, IRA) Signature (1): Print Name: Date: Signature (2): Print Name: Date: Entity Name: Signature: Signor Name: Title: Date: *If membership units are held jointly, each owner should sign this proxy. **If signing as an executor, administrator, trustee, custodian, guardian, officer, director, manager, partner etc., you should so indicate.